Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ollie’s Bargain Outlet Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-205685) on Form S-8 of Ollie’s Bargain Outlet Holdings, Inc. of our report dated April 11, 2016 with respect to the consolidated balance sheets of Ollie’s Bargain Outlet Holdings, Inc. as of January 30, 2016 and January 31, 2015, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended January 30, 2016.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 11, 2016